EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to an aggregate of 25,000,000 shares of common stock issuable pursuant to the Ladenburg Thalmann Financial Services Inc. (“LTFS”) 2009 Incentive Compensation Plan of our reports dated March 13, 2009 with respect to the consolidated financial statements and internal control over financial reporting of LTFS included in its Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.
/s/ Eisner LLP
New York, New York
November 6, 2009